Exhibit 23.1


                  INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Walden Residential Properties, Inc. and in the related prospectus of our report dated March 3, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for the cost of replacement carpets as disclosed in Note
2), with respect to the consolidated financial statements and schedule of Walden Residential Properties, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1996; our report dated March 3, 1995, with respect to the combined financial statements of Walden Predecessors, included in the Annual Report on Form 10-K for the year ended December 31, 1996; and our report dated April 18, 1997, with respect to the combined statement of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of Arbor Park, Arbors of Bedford, Arbors of Carrollton, Arbors of Euless, Arbors of Forest Lane and Arbors of Austin ("Arbors Apartments") for the year ended December 31, 1996, included in the Current Report on Form 8-K of Walden Residential Properties, Inc. dated April 21, 1997.


/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Dallas, Texas
August 27, 1997